Exhibit 99.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is made as of December 30, 2005 (the “Amendment”), by and between Stephen D. Barnhill, M.D. (the “Employee”) and Health Discovery Corporation, a Texas corporation (the “Employer”).

RECITALS

A.  The Employer executed and delivered to Employee that certain Employment Agreement dated as of September 15, 2003 (the “Employment Agreement”). The Employment Agreement provides that Employer will employ Employee for a period of five (5) years, unless earlier terminated, under the terms and conditions set forth therein.

B.  The Employer has requested, and the Employee has agreed to, an amendment to the terms of compensation evidenced by the Employment Agreement, and the parties wish to memorialize their agreement in writing.

NOW, THEREFORE, for and in consideration of the mutual agreements herein stated, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Employer and Employee agree as follows:

1.        Section 3.1 shall be deleted and replaced with the following:

3.1    Salary. Employer shall pay Employee a base gross salary at the rate of $25,000 per month. Employee will receive $10,000 per month in cash and defer $15,000 per month until the earlier of January 1, 2008, or a Change in Control Event of the Employer (a “Deferred Compensation Termination Date”). At the Deferred Compensation Termination Date, the Employer shall pay Employee in cash all amounts deferred pursuant to this Section 3.1. For purposes of this Agreement, a “Change in Control Event” shall have the meaning set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

2.  No Other Amendment or Waiver. The Employment Agreement, as hereby amended, remains in full force and effect in accordance with its terms, and Employer and Employee hereby ratify and confirm the same.

3.  Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one instrument.

4.  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

5.  Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever.

IN WITNESS WHEREOF, Employer and Employee have executed this Amendment as of the day and year first written above.

EMPLOYEE

/s/ Stephen D. Barnhill
Stephen D. Barnhill, M.D., CEO

HEALTH DISCOVERY CORPORATION

/s/ Dan Furth
By: Dan Furth
Title: Executive Vice President